UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2006

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement.
Item 3.02  Unregistered Sales of Equity Securities.
Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 2, 2006, Iconix Brand Group, Inc., a Delaware corporation (the “Company”), UCC Consulting Corp., a New York corporation (“UCC Consulting”), Robert D’Loren Realty LLC d/b/a Content Holdings, a New York limited liability company (“Content Holdings”), Robert D’Loren and James Haran agreed to terminate the existing exclusive financial advisory agreement between the Company and UCC Consulting dated June 7, 2005, and effect a new non-exclusive arrangement for advisory services rendered by UCC Consulting in connection with the Company’s previously announced agreement to acquire Mossimo, Inc. (the “Mossimo Acquisition”) (the “Agreement”). In connection with the financing of the Mossimo Acquisition, the Company has received a commitment from Merrill Lynch Mortgage Capital, Inc. to finance the cash portion of the Mossimo Acquisition.

The Agreement provides for the Company to pay to UCC Consulting, upon the closing of the Mossimo Acquisition, a one-time $2.5 million fee (the “UCC Fee”) and to issue to its designees ten-year non-transferable warrants to purchase an aggregate of 250,000 shares of the Company’s common stock, $.001 par value, at a price of $15.93 per share (the “UCC Warrants”) in consideration of the advisory services rendered by UCC Consulting in connection with the Mossimo Acquisition. The Company may defer payment of up to $500,000 of the UCC Fee through the issuance of a promissory note, which would mature and become payable, together with interest accruing at the rate of 6% per annum, on October 31, 2006. The UCC Warrants, which were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 (the “Act”) on June 2, 2006, contain certain registration rights and will vest upon the consummation of the Mossimo Acquisition.

On June 2, 2006, the Company also agreed to purchase all of the rights, title and interest of such parties relating to a 5% interest in the Badgley Mischka trademark (the “Rights”) under the Letter Agreement dated October 29, 2004 between the Company and UCC Funding Corporation, a New York Corporation (“UCCF”), which was by it terms simultaneously assigned to Content Holdings and a portion of which was further assigned on May 24, 2005 by Content Holdings to Seth Burroughs and Catherine Twist (collectively, the “Letter Agreement”). Pursuant to the Purchase and Sale Agreement with Content Holdings, Robert D’Loren, Seth Burroughs and Catherine Twist (the “Purchase Agreement”), the Company purchased the Rights under the Letter Agreement for $1.5 million, of which $750,000 was paid in cash upon execution of the Purchase Agreement and the remaining $750,000 was evidenced by the Company’s issuance of promissory notes, which accrue interest at the rate of 6% per annum and mature and become payable on October 31, 2006.

On June 8, 2006, the Company and Mr. William Sweedler (“Sweedler”) entered into an agreement (the “Sweedler Agreement”), which provides for the termination of the Employment Agreement between the Company and Sweedler dated July 22, 2005, the resignation of Sweedler as Executive Vice President of the Company, President of its Joe Boxer Division and a member of the Company’s Board of Directors, and the termination of the approximately 1,200,000 unvested options previously issued to Sweedler in connection with the Employment Agreement. Under the Sweedler Agreement, Sweedler will be employed on a part-time basis to assist the Company during a transition period of between 30 and 120 days, after which the Company will enter into a consulting agreement with Sweedler whereby he will perform services for the Company with respect to finding, negotiating or otherwise advising the Company regarding potential acquisition opportunities (excluding the Mossimo Acquisition) (the “Consulting Agreement”). Under the Consulting Agreement, the Company will issue to Sweedler ten-year warrants, with certain registration rights, to purchase 400,000 shares of the Company’s common stock at an exercise price of $8.81 per share (the “Sweedler Warrants”), vesting at the rate of one-third, one-third, one-third upon the closing of each of the first three Qualified Company Acquisitions (as defined in the Consulting Agreement) and pay him a fee of approximately $333,333 upon the closing of each of such Qualified Company Acquisitions. The Sweedler Warrants will be issued pursuant to an exemption from registration under Section 4(2) of the Act.

The description of the Agreement, the UCC Warrants, the Purchase Agreement and the Sweedler Agreement in this report do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits to this report and incorporated herein by reference.

 Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Agreement dated June 2, 2006 among the Company, UCC Consulting, Content Holdings, James Haran and Robert D’Loren.
10.2	Purchase and Sale Agreement dated June 2, 2006 by and among the Company, Content Holdings, Robert D’Loren, Seth Burroughs and Catherine Twist.
10.3	Stock Purchase Warrant dated June 2, 2006 issued to Content Holdings.
10.4	Stock Purchase Warrant dated June 2, 2006 issued to James Haran.
10.5	Agreement dated June 8, 2006, between the Company and William Sweedler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Neil Cole
Neil Cole
Chief Executive Officer

Date: June 8, 2006